Exhibit 99.1
Schlumberger Announces Second-Quarter 2011 Results
Paris, July 22, 2011 — Schlumberger Limited (NYSE:SLB) today reported second-quarter 2011 revenue of $9.62 billion versus $8.72 billion in the first quarter of 2011, and $5.94 billion in the second quarter of 2010.
Income from continuing operations attributable to Schlumberger, excluding charges, was $1.18 billion—an increase of 22% sequentially and 45% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges, was $0.87 versus $0.71 in the previous quarter, and $0.68 in the second quarter of 2010.
Schlumberger recorded charges of $0.05 per share in the second quarter of 2011 and $0.02 per share in the first quarter of 2011.
Oilfield Services revenue of $8.99 billion increased 11% sequentially and 51% year-on-year. Pretax segment operating income of $1.75 billion was up 20% sequentially and 56% year-on-year.
Distribution revenue of $637 million increased 6% sequentially. Pretax segment operating income of $24 million improved 8% sequentially.
Schlumberger Chairman and CEO Andrew Gould commented, “Second-quarter results showed strong growth worldwide. All Product Groups grew at double-digit rates. In North America, a prolonged Canadian spring break-up and poor weather in the northwest were offset by very strong growth in the rest of US land and a significant contribution from deepwater operations as the rig count increased and renewed interest in exploration activity in the Gulf of Mexico led to high multiclient seismic data sales.
Internationally, the trend towards higher deepwater rig count, and higher exploration spending continued. This activity was coupled with a surge in development and workover activity as producers moved to compensate for reduced Libya barrels and to profit from higher prices. As a result, all Groups had standout product lines in the quarter and technology sales showed good progress. Strong advances were made in all Technologies linked to deepwater exploration and complex development drilling including WesternGeco, Drilling & Measurements, M-I SWACO, and openhole Wireline and Testing services. The Drilling Group continued to record strong synergistic revenue with the legacy Smith Bits and Drilling Tool businesses in many areas of the world. At Reservoir Production, in addition to the strong North American stimulation market, high growth rates were experienced internationally as operators moved to improve production and to test unconventional gas plays in several markets.
Pricing power in North America pressure pumping remained robust, but more importantly towards the end of the quarter it became clear that pricing traction for certain other services—particularly those related to drilling high-risk deepwater plays or other complex developments—was in place both in North America and internationally. This is not yet universal, but a positive trend is in place which should yield results by the end of the year.
In our second-quarter outlook, we outlined the key constituents of supply and demand for oil and gas over the next few years and pointed out that, absent a further leg to the recession, substantial increases in investment would be necessary to maintain an adequate supply cushion in an era of political uncertainty. We anticipated that the international supply response would progressively ramp up over the second half of 2011. It transpired that the international ramp-up made a strong start in the second quarter that will continue through the rest of the year and in to 2012.
The continued strength in drilling liquid-rich plays in North America, coupled with an acceleration in drilling both in exploration and development internationally will put considerable strain on the ability of the service industry to meet activity levels. While it is not unprecedented that a North American cycle has run concurrently with increasing activity internationally, the service intensity of drilling and completing horizontal wells in liquid-rich plays and shale gas basins has introduced a new dynamic in as much as this activity requires far more service equipment than was traditionally used in the North American land market. As a result, the ability of the industry to supply both the North American and international markets with the required equipment and people in a concurrent growth phase will be challenged.
Schlumberger, through size, geographical coverage, multinational workforce, comprehensive product and service portfolio and technology capability is uniquely placed to help our customers meet these challenges worldwide.”
Other Events:
•	During the quarter, Schlumberger repurchased 8.2 million shares of its common stock at an average price of $86.27 for a total purchase price of $706.7 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008. This program has been extended by two years to expire at the end of 2013.
•	On April 5, 2011, Schlumberger completed the divestiture of its Global Connectivity Services business. A gain of $0.16 per share was recorded in discontinued operations during the second quarter of 2011 relating to this divestiture.
•	On April 28, 2011, Eurasia Drilling Company Limited (EDC) and Schlumberger completed the sale and purchase of each other’s drilling and service assets and together announced the formation of a Strategic Alliance where both will cooperate in the supply of oil and gas services to EDC for a five-year period.
•	On June 29, 2011, Schlumberger announced the planned acquisition from Frank Mohn AS of the remaining equity interest in Framo Engineering AS, a privately owned Norwegian company specializing in the manufacture and sales of products and services related to multiphase pumps and subsea pump-systems, multiphase metering systems, and swivel and marine systems to the oil and gas industry. Subject to customary regulatory approval, the closing of the transaction is anticipated to occur in the third quarter of 2011.

Consolidated Statement of Income
(Stated in millions, except per share amounts)

	Second Quarter		Six Months
Periods Ended June 30	2011	2010	2011	2010

Revenue	$9,621	$5,937	$18,337	$11,534
Interest and other income, net (1)	29	51	60	115
Expenses
Cost of revenue	7,638	4,652	14,700	9,064
Research & engineering	274	216	522	423
General & administrative(2)	139	74	231	146
Merger & integration(2)	32	—	66	35
Interest	69	53	142	99

Income from continuing operations before taxes	1,498	993	2,736	1,882
Taxes on income (2)	374	177	669	391

Income from continuing operations	1,124	816	2,067	1,491
Income from discontinued operations	220	—	220	—

Net Income	1,344	816	2,287	1,491
Net Income (Loss) attributable to noncontrolling interests	5	(2)	4	1

Net Income attributable to Schlumberger(2)	$1,339	$818	$2,283	$1,490

Schlumberger amounts attributable to:
Income from continuing operations	$1,119	$818	$2,063	$1,490
Income from discontinued operations	220	—	220	—

Net Income	$1,339	$818	$2,283	$1,490

Diluted Earnings Per Share of Schlumberger(2)
Income from continuing operations	$0.82	$0.68	$1.51	$1.23
Income from discontinued operations	0.16	—	0.16	—

Net Income	$0.98	$0.68	$1.67	$1.23

Average shares outstanding	1,352	1,192	1,356	1,194
Average shares outstanding assuming dilution	1,366	1,208	1,370	1,211

Depreciation & amortization included in expenses(3)	$804	$638	$1,592	$1,258

1)	Includes interest income of:

Second Quarter 2011 — $9 million (2010 — $15 million) Six months 2011 — $18 million (2010 — $31 million)

2)	See page 6 for details of charges.

3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet
(Stated in millions)

	Jun. 30,	Dec. 31,
	2011	2010

Assets

Current Assets
Cash and short-term investments	$4,933	$4,990
Receivables	9,356	8,278
Other current assets	5,653	4,830

	19,942	18,098
Fixed income investments, held to maturity	318	484
Fixed assets	12,315	12,071
Multiclient seismic data	425	394
Goodwill	13,935	13,952
Other intangible assets	4,996	5,162
Other assets	2,088	1,606

	$54,019	$51,767

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$7,013	$6,488
Estimated liability for taxes on income	1,210	1,493
Short-term borrowings and current portion of long-term debt	3,817	2,595
Dividend payable	336	289

	12,376	10,865
Long-term debt	5,745	5,517
Postretirement benefits	1,244	1,262
Deferred taxes	1,488	1,636
Other liabilities	1,104	1,043

	21,957	20,323
Equity	32,062	31,444

	$54,019	$51,767

Net Debt
“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year to date follow:

Net Debt, January 1, 2011	$(2,638)
Income from continuing operations	2,067
Depreciation and amortization	1,592
Pension and other postretirement benefits expense	185
Excess of equity income over dividends received	(41)
Stock-based compensation expense	132
Increase in working capital	(2,006)
Capital expenditures	(1,720)
Multiclient seismic data capitalized	(131)
Dividends paid	(631)
Proceeds from employee stock plans	261
Stock repurchase program	(1,551)
Business acquisitions, net of cash and debt acquired	82
Pension and other postretirement benefits funding	(122)
Proceeds from divestiture of Global Connectivity Services business	385
Other	153
Currency effect on net debt	(328)

Net Debt, June 30, 2011	$(4,311)

	Jun. 30,	Dec. 31,
Components of Net Debt	2011	2010

Cash and short-term investments	$4,933	$4,990
Fixed income investments, held to maturity	318	484
Short-term borrowings and current portion of long-term debt	(3,817)	(2,595)
Long-term debt	(5,745)	(5,517)

	$(4,311)	$(2,638)

Charges
In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Second-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
(Stated in millions, except per share amounts)

	Second Quarter 2011
			Noncont		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS	Classification

Schlumberger Income from continuing operations, as reported	$1,498	$374	$5	$1,119	$0.82

Merger and integration costs	32	8	—	24	0.02	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative

Schlumberger Income from continuing operations, excluding charges	$1,580	$392	$5	$1,183	$0.87

	First Quarter 2011
			Noncont		Diluted	Income Statement
	Pretax	Tax	Interest	Net	EPS	Classification

Schlumberger Income from continuing operations, as reported	$1,238	$295	$(1)	$944	$0.69

Merger and integration costs	34	6	—	28	0.02	Merger & integration

Schlumberger Income from continuing operations, excluding charges	$1,272	$301	$(1)	$972	$0.71

There were no charges in the second quarter of 2010. The first quarter of 2010 included after tax charges aggregating $75 million ($0.06 per share) consisting of merger-related costs ($0.03 per share) and the elimination of the tax deduction related to the Medicare Part D subsidy ($0.03 per share).

Product Groups
(Stated in millions)

	Three Months Ended
	Jun. 30, 2011		Mar. 31, 2011
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Oilfield Services
Reservoir Characterization	$2,461	$602	$2,193	$460
Drilling	3,458	538	3,204	467
Reservoir Production	3,060	613	2,716	528
Eliminations & other	11	(3)	9	—

	8,990	1,750	8,122	1,455

Distribution	637	24	601	22
Eliminations	(6)	—	(7)	—

	631	24	594	22

Corporate & Other	—	(135)	—	(143)
Interest Income	—	10	—	9
Interest Expense	—	(69)	—	(71)
Charges	—	(82)	—	(34)

	$9,621	$1,498	$8,716	$1,238

Geographic Areas
(Stated in millions)

	Three Months Ended
	Jun. 30, 2011		Mar. 31, 2011
		Income		Income
		Before		Before
	Revenue	Taxes	Revenue	Taxes
Oilfield Services
North America	$2,864	$673	$2,589	$595
Latin America	1,579	283	1,386	217
Europe/CIS/Africa	2,374	332	2,190	273
Middle East & Asia	2,078	518	1,848	405
Eliminations and other	95	(56)	109	(35)

	8,990	1,750	8,122	1,455

Distribution	637	24	601	22
Eliminations	(6)	—	(7)	—

	631	24	594	22

Corporate & Other	—	(135)	—	(143)
Interest Income	—	10	—	9
Interest Expense	—	(69)	—	(71)
Charges	—	(82)	—	(34)

	$9,621	$1,498	$8,716	$1,238

Interest income and interest expense exclude interest included in the product groups and geographic areas results.

Oilfield Services
Second-quarter revenue of $8.99 billion increased 11% sequentially and 51% year-on-year. Sequentially, revenue increased in all Groups and across all geographical Areas.
Sequentially, Reservoir Characterization revenue increased primarily on higher WesternGeco marine proprietary surveys and multiclient sales, on greater Wireline exploration activity and a partial recovery from the previous quarter’s exceptional weather and geopolitical events, and on increased Schlumberger Information Solutions (SIS) software sales. Drilling revenue increased on higher M-I SWACO activity, and on stronger Drilling & Measurements technology penetration, increased pricing and improved job count. Among the Drilling Technologies, sequential increases were posted by Bits & Advanced Technologies, Drilling Tools & Remedial and Pathfinder. These increases, however, were partially offset by lower Integrated Project Management (IPM) Well Construction in Russia following the sale of the drilling rig business related to the strategic alliance with EDC in the Russia/CIS region. Reservoir Production revenue increased sequentially on higher pricing, capacity additions and improved asset utilization for Well Services in North America but this increase was partially reduced by the effects of the spring break-up in Canada and adverse weather in the Williston basin. Internationally, Well Services grew on stronger activity in the Middle East and Asia Area. Artificial Lift and Completions product sales also grew robustly in the second quarter, particularly in Latin America.
On a geographical basis, North America increased sequentially despite the impact of the spring break-up in Canada and the weather issues in the Williston basin. Higher pricing for Well Services technologies in US land, increasing demand and pricing for M-I SWACO services in unconventional shale plays and the US Gulf of Mexico, higher WesternGeco marine proprietary surveys offshore North America, and strong Drilling Tools & Remedial sales helped propel the percentage revenue increase to double-digit levels. In Latin America, all Groups contributed double-digit sequential growth with significant increases posted by the Venezuela, Trinidad & Tobago; Peru, Colombia & Ecuador; and Brazil GeoMarkets*. Increased WesternGeco revenue, improved Drilling & Measurements exploration activity, increased demand for M-I SWACO services and higher SIS software sales contributed to the increase. In Europe/CIS/Africa results were driven by higher WesternGeco and M-I SWACO activities, and increased exploration activity for Wireline and Testing Services—mainly in the North Sea GeoMarket. This increase, however, was reduced by lower IPM Well Construction in Russia following the sale of the drilling rig business. Middle East & Asia revenue recorded significant double-digit growth across all Groups with increases led by Wireline, Well Services and Drilling & Measurements. Significant expansion was experienced in the Saudi Arabia, Bahrain; Iraq; and East Asia GeoMarkets while the Egypt & East Mediterranean and Australia, Papua New Guinea GeoMarkets recovered from the geopolitical and weather events of the previous quarter.
Second-quarter pretax operating income of $1.75 billion increased 20% sequentially and 56% year-on-year. Pretax operating margin increased 155 basis points (bps) sequentially to 19.5% primarily due to higher WesternGeco marine proprietary surveys and multiclient sales; increased Wireline and Drilling & Measurements exploration activities; higher margin activity for M-I SWACO; higher SIS software sales; and margin improvements in Bits & Advanced Technologies, Drilling Tools & Remedial and Pathfinder.
The quarter’s technical highlights were led by the continuing market penetration of HiWAY* flow-channel hydraulic fracturing technology in unconventional and tight reservoir applications around the world. HiWAY technology has now demonstrated the benefits of improving production and efficiency at lower cost in reservoirs across all four Schlumberger operating Areas. More than 1,200 stages have been pumped in 2011, saving over 60,000 tons of proppant compared to standard fracturing techniques. In North America, more than 700 stages were pumped in the second quarter, and a total of 15 customers have now deployed the technology with activity concentrated in the Eagle Ford play in South Texas. In addition to the operational benefits achieved, the significantly lower proppant requirements have avoided some 5,300 road hauling journeys and approximately 700 railroad car trips.

In Russia, one of 10 countries in which HiWAY technology has been deployed internationally, a pilot trial has been conducted for TNK-BP in the Zagorskoe field operated by Sorochinskneft. Following treatment, the well productivity index was more than double that of wells where conventional fracturing treatments had been performed. More pilot trials have now taken place in the Orenburgneft Devonian sands as well as in the Uvat and Nyagan TNK-BP production units.
Market penetration of other new technologies continued. WesternGeco began acquisition of the Revolution II survey in the Green Canyon area of the US Gulf of Mexico. This full-azimuth multiclient project over 3,200 km2, or 140 outer continental shelf (OCS) blocks, is the second Dual Coil Shooting* multivessel survey following the success of the Revolution I project acquired in the Eastern Gulf of Mexico in late 2010. WesternGeco also completed acquisition of the E-Octopus XIV wide-azimuth multiclient survey in the Green Canyon area. This survey consists of 3,660 km2, or 157 OCS blocks, and includes illumination of the Shenzi, Atlantis, and Big Foot discoveries.
Wireline Dielectric Scanner* multifrequency dielectric dispersion technology has been used for the first time in Kazakhstan for the Ural Oil and Gas Company to support reservoir studies through the determination of the oil-water contact in a very tight carbonate reservoir. Before introduction of the Dielectric Scanner service, this determination could not be made directly by conventional petrophysical methods. The new service also provided direct computation of the cementation exponent needed for accurate hydrocarbon saturation calculation.
In the Marcellus shale, a Data & Consulting Services reservoir characterization study based on Schlumberger measurements allowed Ultra Petroleum to determine that well location, rather than completion technique, was the major contributor to variable well performance and enabled Ultra to prioritize its drilling and completion plans for several wells. The study was performed by integrating 3D surface seismic with EcoScope*† and SonicVision* logging-while-drilling data on 19 laterals, and ECS*, FMI* and SonicScanner* data on seven vertical pilot wells. The results highlighted sweet spot areas with better reservoir quality where wells produced superior results compared to average levels previously seen in the field. This study has helped Ultra establish criteria that will reduce risk as it continues development of its Marcellus acreage.
Within the Drilling Group, integration of new products and advanced services between complementary Smith and Schlumberger Technologies helped customers improve drilling performance and efficiency.
In the Oklahoma Woodford Shale, Cimarex Energy Co. ran a combination of Drilling & Measurements PowerDrive Archer* high-build-rate rotary-steerable-system technology and an engineered Smith polycrystalline diamond compact (PDC) drill bit to drill a tight 10°/100-ft curve at a rate of penetration 56% faster than the field average. In addition, the 4,763-ft horizontal lateral was drilled with a PowerDrive X5* system in a record 2.2 days. The combination of PowerDrive* systems and engineered Smith drill bits resulted in a smoother wellbore with a 16% reduction in drilling-related friction.
In the TNK-BP Verknechonskoe field in Eastern Siberia, advanced Schlumberger drilling technologies have yielded significant performance improvements in spite of remote logistics, extreme climate and challenging geology. A combination of solutions from Drilling & Measurements, Bits & Advanced Technologies and M-I SWACO has contributed to this effort. The introduction of PowerDrive X5 technology for example increased rate of penetration (ROP) to an extent that horizontal sections can be drilled in 3.6 days—saving three days over standard technology—while allowing the well to be placed within the sweet spot of the reservoir to improve net-to-gross reservoir exposure to over 70%. The result has doubled typical well production rates. Deployment of PowerDrive vorteX* powered rotary steerable systems has permitted use of new Smith PDC drill bits that have increased ROP by 58% on average in one formation of hard dolomites while Smith IDEAS* integrated drillbit design technology has led to bespoke drillbit design through iterative dynamic modeling. M-I SWACO DuoVis* bio-polymer drilling fluid has enabled difficult salt intervals to be drilled continuously with limited washouts and DrillFree* lubricant has improved torque and drag across critical zones.

New contract awards during the quarter also illustrated the growing strength of international activity.
LUKOIL Mid East Limited awarded Schlumberger a contract for the processing and interpretation of newly acquired 3D seismic data with subsequent construction of a 3D geological model for use in the development of the West Qurna 2 Oilfield Development Project in Iraq. The scope of work covers 540 km2 of 3D seismic and data from 30 exploration wells. The processing and interpretation teams will work together to evaluate the field’s complicated naturally fractured carbonate reservoirs.
In Turkmenistan, CNPC International (Turkmenistan) awarded Schlumberger the majority of the wireline logging tender. The total scope of work over two years with an optional extension of two further years covers standard and high-tier wireline logging services. The award represents the first long-term contract for Schlumberger in the southeast of Turkmenistan and a new base to support the operation is expected to be opened later in the year.
Total has awarded Schlumberger a number of contracts for exploration work on deepwater block CA1 in Brunei. The scope includes surface and downhole well testing, tubing-conveyed perforating, slickline, coiled-tubing and sand management services, as well as drilling tools, directional drilling, measurement- and logging-while-drilling, wireline logging and mudlogging operations.
The State Oil Company of Azerbaijan (SOCAR) has awarded Schlumberger a five-year contract for directional drilling, measurement-while-drilling and logging-while drilling services based on performance during a nine-month period that allowed Drilling & Measurements to demonstrate excellence in reliability and service quality. Currently SOCAR operates 20 offshore platforms and 20 land rigs and expects new technology deployment to improve drilling performance and formation evaluation.
Reservoir Characterization Group
Second-quarter revenue of $2.46 billion was 12% higher sequentially and increased 7% year-on-year. Pretax operating income of $602 million was 31% higher sequentially and increased 9% year-on-year. Pretax operating margins increased 348 bps sequentially to 24.5%.
WesternGeco led the sequential increases with revenue and margins up significantly from higher vessel utilization on proprietary marine surveys. There was also a significant increase in multiclient sales in Brazil, the North Sea and Asia. Wireline revenue and margins expanded on stronger exploration activities in a number of GeoMarkets in Latin America, Africa, the North Sea and Asia and grew on a partial recovery from the previous quarter’s geopolitical and weather issues, particularly in GeoMarkets in North Africa, Middle East and Australia. Deepwater activity rose in the US Gulf of Mexico but this was offset by the seasonal spring break-up in Canada. SIS contributed to the sequential improvements in revenue and margins due to significantly higher software sales across the Areas.
Reservoir Characterization Group activities saw a number of new or significant technology deployments in the quarter.
In Angola, Schlumberger ran a full suite of the latest generation wireline logs on an appraisal program for Angola LNG. Some of the new technologies introduced on this job included deployment of a high-tension capstan system as well as the QuickSilver Probe* service that acquired samples judged purer than previous samples taken in other wells on the project. In addition, the new InSitu Fluid Analyzer* system was run to understand reverse compositional grading and vertical discontinuity within the reservoir. Based on careful and extensive job planning, specifically designed tool combinations saved one trip in the well with the program being accomplished in two runs compared to the three runs expected, thereby saving 12 hours of rig time.

Next-generation downhole fluid analysis equipment and techniques allowed Marathon to accurately assess varying oil quality, asphaltene distribution, and reservoir connectivity across multiple sands in a deepwater US Gulf of Mexico field. In the past, conventional laboratory analysis of oil samples from these wells did not give conclusive answers but the combination of laboratory tests with the advanced in-situ fluid analysis capability of the MDT* modular formation dynamics tester service provided a more definitive answer that will allow Marathon to plan future development wells with a greater degree of confidence.
In the PEMEX Mexico North Region, Wireline Scanner Family* technologies confirmed a number of gas zones in a new exploration well. This was the first time the technologies were run in the Region with the MR Scanner* expert magnetic resonance service used to confirm the presence of gas in the reservoir’s laminated shaly sands, the Rt Scanner* triaxial induction service identifying additional net pay, and the Sonic Scanner acoustic scanning platform providing geomechanical properties to optimize fracture design. The same logging program has been confirmed for the next exploration well with the addition of spectroscopy and spectral gamma ray logging.
In the PEMEX Mexico Marine Region, three gas zones were confirmed in a deepwater exploration well in which a number of innovative Schlumberger Wireline technologies were deployed. Sonic Scanner acoustic scanning platform and PressureXpres* reservoir pressure-while-logging technologies confirmed gas in three different prospect zones while the CMR-Plus* high-logging-speed magnetic resonance tool confirmed that the gas sands did not contain free water and that the bottom zone was not producible. Further, Rt Scanner triaxial induction technology showed net pay to be dramatically higher than previously thought. Clean reservoir fluid samples were obtained by Quicksilver Probe focused extraction of pure reservoir fluid. PEMEX acknowledged the value of such technologies in reducing uncertainty in the exploration environment and confirmed the technologies for future deepwater operations.
Schlumberger Wireline successfully completed a 38-day TuffTRAC* tractor operation for a major operator offshore Newfoundland, Canada. A record 85,987 m were tractored in 19 runs conveying cement evaluation and sonic tools, perforating guns and the latest-generation mechanical intervention service. The operation also deployed the TuffTRAC tandem service which allowed running through the completion gas lift mandrels.
Shell affiliate, Nederlandse Aardolie Maatschappij B.V. became the first customer to deploy the new Powerjet Nova* extra-deep penetrating shaped charge on a natural gas well in the Dutch Sector of the North Sea. The completion system deployed allowed the well to clean up immediately after perforating and feed 700,000 m 3/d of gas into the pipeline, which exceeded expectations. Powerjet Nova charges have demonstrated up to 30% increased penetration over existing technology in stressed rock conditions and are considered important for many of the challenging well conditions found in the North Sea.
In Mexico Marine, Wireline performed the largest walkaway vertical seismic profile (VSP) acquisition to date for PEMEX to characterize the reservoir in the Tumut field to accurately define new drilling locations in a complex geological environment affected by salt tectonics. The operation, which included 2D walkaway and zero offset VSPs, was designed to enhance the structural model with high-quality data. A total of 6 lines and 82,000 m were shot using 20-shuttle VSI* vertical seismic imager technology with interconnected cables between each shuttle. The Dual Delta air gun cluster and the SWINGS* seismic navigational positioning system were used to shoot each line every 40 m. The success of this job was based on extensive job preparation and efficient mobilization of resources from the UK and the US. PEMEX stated that it now believes this technology could be implemented for field development planning on other offshore basins.
In India, WesternGeco successfully deployed the DISCover* acquisition technique to deliver broadband seismic data in the Kerala-Konkan Basin for Oil & Natural Gas Corporation Limited (ONGC). This was the first commercial DISCover project with ONGC and the customer received seismic data rich in both high and low frequencies for high-definition imaging to mitigate risk. The prestack time migration and prestack depth migration processing were carried out in the WesternGeco GeoSolutions center in Mumbai using advanced workflows and have shown a substantial improvement in bandwidth compared to legacy data, specifically in sub-basalt basins.
In Western Australia, Apache awarded WesternGeco the Cambozola 3D marine seismic survey in the Carnarvon Basin with the objective of improving reservoir delineation over a recent offshore discovery. The scope of work includes Q-Marine* point-receiver seismic technology with simultaneous source acquisition as well as data processing with proprietary 3D demultiple techniques and depth imaging.
In Azerbaijan, BP awarded Caspian Geophysical a contract for acquisition of a 3D seismic survey over the Shafag/Asiman block in the Caspian sea using the M/V Gilavar. Caspian Geophysical is a joint venture between WesternGeco and SOCAR, the State Oil Company of Azerbaijan.
Testing Services has been awarded a two-year contract by Anadarko Moçambique Área 1, Ltda to conduct interference tests in an ultra-deepwater environment offshore Mozambique. The combination of industry-leading technologies such as the PhaseTester* portable multiphase well testing equipment and PhaseSampler* multiphase sampling equipment as well as the EverGreen* minimal environmental impact well effluent burner will be deployed during the course of the campaign along with an electro-hydraulic subsea landing string.
In Mexico Marine, Testing Services and Artificial Lift were also awarded an extended well test on a deepwater, heavy oil exploration project. The award was based on a single-trip approach that combined Testing Services IRIS* intelligent remote implementation technology with the eFire* electronic firing head system, a drillstem test string, and an electrical submersible pump. Based on the performance of this integrated approach, PEMEX is considering use of the same system on future heavy oil deepwater exploration wells.
Also in Mexico Marine, Testing Services applied the world’s first flow assurance study to mitigate hydration risks during gas well testing on a deepwater exploration well with very complex reservoir lithology. The surface flowing conditions allowed temperature reduction during the test by incrementally increasing the amount of condensates flowing.
Statoil has recently approved the Petrel* workflow process software for seismic interpretation and related geology and geophysical workflows for its global exploration business. A new contract for Petrel was signed in June 2011, which provides Statoil access to Petrel software for its global exploration teams.
Drilling Group
Second-quarter revenue of $3.46 billion was 8% higher sequentially and 127% higher year-on-year. Pretax operating income of $538 million was 15% higher sequentially and increased 88% year-on-year.
Within the Drilling Group, M-I SWACO recorded the largest sequential revenue increase on favorable higher-margin activity in the North Sea and Latin America, on continued growth in unconventional shale plays in North America, on resumption of drilling in the US Gulf of Mexico, and on the increasing recovery in activity in the Middle East and Asia after the previous quarter’s geopolitical and weather events. Drilling & Measurements revenue increased sequentially on higher-margin technology penetration, superior pricing and improved job count mainly in Latin America and Middle East and Asia. Drilling Tools & Remedial increased significantly on higher activity in North America. Pathfinder in US land also reported increased revenue on higher drilling activity in unconventional liquid-rich plays while Bits & Advanced Technologies grew despite the effects of the spring break-up in Canada. IPM Well Construction continued to expand in Iraq as new contracts began and drilling efficiency improved, however, this increase was more than offset by the effect of the sale of the drilling rig business in Russia.

Sequentially, pretax operating margin grew 98 bps to 15.6%. M-I SWACO margins improved with increased high-margin activity in the North Sea GeoMarket, Latin America and US Gulf of Mexico. Drilling & Measurements margins grew due to superior pricing and a more favorable technology mix. Margins also expanded in Bits & Advanced Technologies, Drilling Tools & Remedial, and Pathfinder as service mix and pricing both improved.
During the quarter, a number of highlights confirmed the accelerating opportunities generated by the combination of Smith and Schlumberger drilling technologies.
Smith Bits and Drilling & Measurements technologies were deployed in the Tuha field for PetroChina in a challenging horizontal well to yield record-breaking performance. PowerDrive vorteX powered rotary steerable technology in combination with a Smith PDC drill bit successfully drilled the longest interval and the most rotary steerable hours in a single run in 6-in hole to save 6 round trips compared to standard technology and to achieve the longest reservoir exposure ever drilled in this thin reservoir area. The technology combination was selected based on the Smith IDEAS integrated drillbit design platform.
Multiple drilling records have been set in drilling four challenging wells for Talisman Energy Norge AS in the Norwegian sector of the North Sea while saving a combined total of 19 days versus plan. Excellent planning, drilling engineering solutions, drilling practices and rotary steerable integration with new Smith drillbit technology led to the significant reduction in total drilling time on the Varg and Gyda fields.
Noble Energy has awarded Schlumberger the development and exploration work on a rig drilling in the Eastern Mediterranean Sea to improve drilling performance in an expensive deepwater drilling environment. PowerDrive vorteX and PowerDrive Xceed rotary steerable systems will be deployed in conjunction with Smith drill bits and other Smith bottomhole assembly (BHA) components.
In the West Texas Delaware Basin, Anadarko Petroleum Corporation used cutting-edge drilling and evaluation services to place a 3,500-ft horizontal wellbore within a structurally variable 12-ft thick target zone. A Drilling & Measurements PowerDrive rotary steerable assembly in conjunction with PeriScope* bed boundary mapper technology allowed the lateral to be drilled in just four days, while keeping the wellbore entirely within the target zone. MicroScope* advanced resistivity and imaging-while-drilling with SonicScope* multipole sonic-while-drilling technologies were used with the drilling assembly to improve fracture identification and characterization in a tight reservoir in an effort to help evaluate production variability.
In Brazil, Chevron has extended the Schlumberger directional drilling contract for two years based on the high quality of services delivered together with excellent health, safety and environment (HSE) performance during the 22-well drilling campaign on the initial development phase of the Frade deepwater field. New technologies deployed included the Scope* family of services for greater efficiency, improved reliability, and better answers that enhance operational safety during drilling.
Pearl Oil has set new benchmarks for the application of logging-while-drilling (LWD) technology in the Gulf of Thailand offshore market using combined Schlumberger EcoScope multifunction logging-while-drilling, PeriScope bed boundary mapper, and StethoScope* formation pressure while drilling technologies. Two challenging 6 1/8-in horizontal laterals were each drilled from casing shoe to total depth in one run representing an aggregate of 2,813 ft with maximum inclination of 104°. During the operation, 43 formation pressure pretests were also successfully acquired.
On an exploration well In Southeast Asia, Drilling & Measurements seismicVISION* seismic-while-drilling technology was used to reduce risk on casing point selection. With initial depth uncertainty from the 2D surface seismic being as much as 100 m, the operator needed to reduce this to below 50 m at a depth of over 3,000 m subsea to optimize the well construction process and successfully navigate an expected pressure ramp. Using

seismicVISION data, the drilling was stopped within 10 m of the marker thereby enabling safe and successful drilling to total depth of the well.
In the UAE, Drilling & Measurements StethoScope formation-pressure-while-drilling technology was successfully deployed for several companies to enhance operational safety, obtain pressure measurements in challenging conditions and make informed decisions on completion design. Working for a major operator in a well environment with 42% hydrogen sulphide, the technology provided the pressure measurements needed to optimize mud weight while drilling, thereby preventing influx of fluid and sour gases. In another well, StethoScope data verified pressure communication between different faulted blocks in a slim horizontal lateral while in a well where pressure measurements were unobtainable using other methods, the StethoScope service overcame well trajectory and borehole stability challenges to successfully acquire the needed data. Meanwhile, StethoScope pressure and mobility measurements recorded in an exploration well for an offshore operator were used to decide placement of inflow control devices required in the completion design.
In the Santos Basin offshore Brazil, WARP* fluid technology—using unique micronized weighting material was deployed for Petrobras for the first time in a difficult high-pressure, high-temperature well that presented challenging well control conditions. Offset wells in the area had experienced significant losses due to narrow equivalent circulating density operating windows. Using WARP technology, the 7-in liner was successfully run to the bottom with no sag or losses observed. Petrobras also saw more efficient solids separation using finer screens on primary shakers.
OGX also used WARP fluid technology as an alternative to heavy brine as a completion fluid in high-pressure high-temperature wells in Brazil to replace conventional synthetic-base barite mud that can lead to barite sag, downhole valve activation problems, and issues of compatibility with completion tools. With the new technology, there were no problems opening and closing the valves on the drillstem test string even after the WARP system had not been circulated for three days prior to the well test.
Reservoir Production Group
Second-quarter revenue of $3.06 billion increased 13% sequentially and 47% year-on-year. Pretax operating income of $613 million was 16% higher sequentially and increased 146% year-on-year.
Among Reservoir Production Technologies, Well Services revenue expanded sequentially in North America on higher pricing, capacity additions and improved asset utilization as the market transitions to liquid-rich plays on the strength of the oil price. This increase, however, was partially reduced by the spring break-up in Canada and adverse weather in the Williston basin. Internationally, Well Services posted high double-digit growth in the Middle East and Asia Area in the Saudi Arabia, Bahrain; Kuwait; Oman; East Asia; and China GeoMarkets. Completions revenue increased sequentially on higher product sales in Latin America and robust service and product sales in Saudi Arabia. Artificial Lift revenue grew sequentially with all regions contributing to the increase except for Europe/CIS/Africa due to the shutdown in Libya.
Sequentially, second-quarter pretax operating margin increased 57 bps to 20.0%. Excluding the impact of the spring break-up in Canada, Well Services margins grew on pricing gains, better efficiency and utilization of resources in North America, and improved performance across the Middle East and Asia due to stronger product sales and services, and higher vessel activity. Artificial Lift margins increased through higher sales on land in North America and Russia.

Reservoir Production Group highlights included technology deployments in a number of key areas.
Offshore Italy, Well Services successfully pumped FlexSTONE* advanced flexible cement on eight wells that had been hydraulically fractured and gravel-packed. FlexSTONE technology enhances wellbore isolation in such completions through its flexibility that avoids both reduced production and workover risk. As part of this well integrity solution, Schlumberger Wireline USI* ultrasonic imager technology was used to confirm the hydraulic seal of the cement in all eight wells.
In Australia, Well Services Ultra LiteCRETE* very low density cement combined with CemNET* advanced fiber technology has been successfully pumped to minimize wellbore invasion to increase the effectiveness of future stimulation work in coal-gas beds in the Surat Basin. The low fracture gradient of the formations indicated that ultra low density cement with optimized particle-size distribution would be needed to minimize lost circulation problems and limit excessive invasion.
Well Services Losseal* fiber-based lost-circulation pill technology continued introduction in Middle East markets with the technology being used in two Joint Operations wells in Kuwait to control lost circulation. In one well, Losseal was used after standard treatments failed to reduce openhole losses sufficiently and allowed drilling to continue without further problems. In the second well, Losseal material was pumped as spacer before cementing casing with its use enabling cement returns to surface. Also in Kuwait, Losseal technology was deployed for Kuwait Oil Company (KOC) in a development well during the 12 1/4-in drilling phase. After four days of trying to stem losses with standard materials, Losseal treatment was pumped through the BHA and drill bit to successfully reduce total loss of circulation to a manageable 5 bbl/h, enabling drilling to continue to total depth with full returns.
The new Well Services X-11* modular offshore coiled-tubing unit with active process control and automated safety systems has been successfully deployed in the North Sea for CNR International. The flexible, soundproof unit is readily adaptable to many offshore structures including platforms, floaters and tension leg platforms and offers the full capabilities of a conventional coiled-tubing unit. Designed in safer and more efficient skid-mounted packages, the unit conducted 9 runs over a 33-day period on one well.
In Denmark, Schlumberger deployed CoilFLATE* coiled tubing through-tubing inflatable packer technology for Maersk Oil in offshore injector wells on the Dan Field to improve stimulation treatments. Within the first 100 days of 2011, 25 packers were successfully run with 15 being set in one month on a single well. All packers were retrieved successfully.
In Saudi Arabia, Well Services performed ACTive* in-well live performance perforating jobs in two natural gas wells using fiber-optic-enabled coiled tubing with real-time casing collar locator and gamma ray measurements for depth control. The first job was performed with ABRASIJET* hydraulic pipe-cutting and perforating technology to cut slots by pumping nitrified sand slurry, and the second using guns with the eFire electronic firing head system. Both jobs were accomplished successfully and eliminated additional coiled-tubing depth correlation runs.
Well Services ACTive in-well live performance technology with a fiber-optic distributed temperature sensing (DTS) has been run in Italy for Eni during coiled-tubing stimulation operations. The DTS thermal analysis at flowing conditions clearly identified the main production zones with customized reservoir modeling being used to link reservoir production behavior with possible flow rates per interval. After workover operations, the well was put on production without post-stimulation treatment as water-free oil production of approximately 1,000 m3/d exceeded expectations.
In Guatemala, Well Services ACTive in-well live performance technology was successfully introduced for Perenco on a well intervention campaign in the Xan field to monitor stimulation job performance. DTS data were used to optimize the stimulation treatments in real time based on the bottom-hole information displayed in the control cabin. Further deployments of ACTive technology are planned for the second part of 2011.

In Iraq, Well Services has begun coiled-tubing operations in Kurdistan for Reliance Exploration & Production DMCC in the Sarta field leveraging existing Smith International and M-I SWACO infrastructure.
In Mexico Marine, the Well Services DeepSTIM stimulation vessel that started operations for PEMEX in the Bay of Campeche in June 2010 has now performed more than 250 treatments mainly focused in matrix stimulation, conformance control, and formation and tubing clean outs. The vessel has shown a highly successful track record in improving production results and these results are expected to improve even further this year with the incorporation of new technology into the current stimulation services portfolio.
In China, CNOOC has awarded Artificial Lift a contract to supply, install, and provide operational support for electrical submersible pump (ESP) systems for the LiuHua 4-1 subsea field development project. The project involves subsea deployment of eight DuaLife* tandem ESP completion systems with a 14-km tie back to the main LiuHua FPSO. This will be the world’s first multiwell dual ESP system deployment using the Schlumberger POD system and represents a milestone in the ongoing development of subsea artificial lift technology. The award was based on the ability to provide both local and global support as well as the service quality delivered on the current LiuHua development.
In India, Schlumberger Completions has been awarded an 18-well intelligent completions contract by ONGC for the Mumbai offshore operational area. The scope of work covers design, procurement and installation of the completions. The wells are all to be completed in openhole with flow control valves monitoring each of three producing zones using a six-gauge system on a single cable. Six of the wells will also incorporate DTS technology using the Neon* opto-electric permanent monitoring cable.
In Azerbaijan, innovative Schlumberger Completions technology has been deployed on the BP Central Azeri field using a new gravel pack tool designed for 7 5/8-in casing. Close cooperation between Schlumberger and BP led to successful deployment of the 411-m completion—believed to be the longest slimhole gravel pack ever run. The operation was marked by excellent performance and a well that delivered 25,000 bbl/d—a figure significantly above the rate expected by BP.
Schlumberger LIVE* digital slickline services were commercially introduced in April 2011 at the Intervention & Coiled Tubing Association (ICoTA) Conference & Exhibition in Houston where the technology was awarded the Intervention Technology Award for 2011. More than 450 digital slickline operations have been performed to date in North America, Europe and Asia in a wide range of well types, fluids and deviations including borehole temperatures up to 275 deg F, bottomhole pressures up to 8,000 psi and well depths down to 16,000 ft. LIVE digital slickline services have delivered customer-recognized time savings and real-time optimization through correlation precision, tool status confirmation and continuous tool control.

About Schlumberger
Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 110,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.
Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.45 billion in 2010. For more information, visit www.slb.com.
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*Mark of Schlumberger or of Schlumberger Companies
†Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.
Notes
Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 22, 2011. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1096 within North America, or +1-612-332-0107 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until Aug 22, 2011 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 202491.
The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.
Supplemental information in the form of a question and answer document on this press release and financial schedules is available at www.slb.com/ir.
For more information, contact
Malcolm Theobald — Schlumberger Limited, Vice President of Investor Relations
Joy V. Domingo — Schlumberger Limited, Manager of Investor Relations
Office +1 (713) 375-3535
investor-relations@slb.com